Exhibit 99.1
Blueknight Energy Partners, L.P.
Announces First Quarter 2012 Results

Oklahoma City, Okla., May 9, 2012 -- Blueknight Energy Partners, L.P.  (“BKEP” or the “Partnership”) (NASDAQ: BKEP and BKEPP), a midstream energy company focused on providing integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products, today announced adjusted EBITDA of $15.8 million for the three months ended March 31, 2012.  Reported adjusted EBITDA represents an increase of $1.8 million or 13% compared to the three months ended March 31, 2011.  An explanation of adjusted EBITDA, including a reconciliation of such measure to net income, is provided in the section of this release entitled “Non-GAAP Financial Measures.”

The Partnership reported net income of $12.0 million on total revenues of $44.6 million for the three months ended March 31, 2012, compared to net income of $2.6 million on total revenues of $41.5 million for the three months ended March 31, 2011.  Net income for the three months ended March 31, 2012 was impacted by a $4.5 million gain on the sale of excess crude oil linefill attributed to the Partnership's Longview pipeline system in East Texas and a $6.0 million decrease in non-cash interest expense primarily related to the redemption of the subordinated convertible debentures in the fourth quarter of 2011.  For further information regarding the Partnership's results of operations, please see the Partnership's Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission for the quarter ended March 31, 2012.

“We had a solid quarter,” said J. Michael Cockrell, BKEP's president and COO. “Demand for our services continues to be strong and our businesses are delivering results as demonstrated by the 7.5% increase in quarter over quarter revenues and 13% increase in adjusted EBITDA. We were pleased to announce the quarterly cash distribution of $0.11 per common unit and $0.17875 per preferred unit payable on May 15, 2012 on all outstanding common and preferred units to unitholders of record as of the close of business on May 4, 2012. Subsequent to quarter end, we announced the construction of the 65-mile Arbuckle pipeline as a part of a long-term transportation agreement with XTO Energy Inc., a subsidiary of ExxonMobil Corporation. The approximate $37 million Arbuckle pipeline will be the first significant expansion of our Oklahoma mainline system and will help meet the rising demand for crude oil transportation services in the booming Woodford shale play,” further stated Cockrell.

Alex Stallings, BKEP's chief financial officer reported, “Revenues increased in the first quarter as a result of increased utilization of the company's crude oil pipeline and crude oil trucking and producer services businesses. We continue to benefit from the growing demand for transportation services to support strong exploration activity in West Texas. Our Eagle North and East Texas pipelines systems realized more than a 25% percent increase in volumes quarter over quarter. Likewise, our trucking and producer services revenues increased due to strong West Texas trucking demand and seasonal demand for our producer services, as well as increased billing rates in our trucking and producer field services segment.”

Results of Operations

The following table summarizes the financial results for the three months ended March 31, 2011 and 2012 (in thousands except per unit data):

	Three months ended March 31,
	2011	2012

Service revenue:
Third party revenue	$31,954	$33,134
Related party revenue	9,569	11,443
Total revenue	41,523	44,577
Expenses:
Operating	28,636	29,288
General and administrative	4,608	5,103
Total expenses	33,244	34,391
Gain on sale of assets	22	4,955
Operating income:	8,301	15,141
Other (income) expenses:
Interest expense	9,052	3,071
Change in fair value of embedded derivative within convertible debt	(8,297)	—
Change in fair value of rights offering liability	4,842	—
Income before income taxes	2,704	12,070
Provision for income taxes	70	76
Net income	$2,634	$11,994
Allocation of net income for calculation of earnings per unit:
General partner interest in net income	$156	$308
Preferred interest in net income	5,174	5,391
Beneficial conversion feature attributable to preferred units	10,899	1,853
Income (loss) available to common and subordinated unitholders	$(13,595)	$4,442

Basic and diluted net income (loss) per common unit	$(0.39)	$0.20
Basic and diluted net income (loss) per subordinated unit	$(0.39)	$—

Weighted average common units outstanding - basic and diluted	21,890	22,660
Weighted average subordinated units outstanding - basic and diluted	12,571	—

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measure of adjusted EBITDA.  Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, impairment, and other miscellaneous non-cash items, including changes in the fair values of the embedded derivative within convertible debt and the rights offering liability.   The use of adjusted EBITDA should not be considered as an alternative to GAAP measures such as net income or cash flows from operating activities. Adjusted EBITDA is presented because the Partnership believes it provides additional information with respect to its business activities and is used as a supplemental financial measure by management and external users of the Partnership's financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership's operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.

The following table presents a reconciliation of adjusted EBITDA to net income for the periods shown (in thousands):

	Three months ended March 31,
	2011	2012
Net income	$2,634	$11,994
Interest expense	9,052	3,071
Income taxes	70	76
Depreciation and amortization	5,705	5,655
Gain on sale of assets	(22)	(4,955)
Change in fair value of rights offering contingency	4,842	—
Change in fair value of embedded derivative within convertible debt	(8,297)	—
Adjusted EBITDA	$13,984	$15,841

Investor Conference Call

The Partnership will hold a conference call on Thursday, May 10, 2012 at 1:00 p.m. Central Time (2:00 p.m. Eastern Time) to discuss first quarter 2012 results. The conference call can be accessed through the Investors section of the Partnership's Web site at http://investor.bkep.com/presentations or by telephone at 1-877-317-6789. International locations may dial-in by calling 1-412-317-6789.

Participants should dial in five to ten minutes prior to the scheduled start time. An audio replay will be available on the Web site for at least 30 days, and a recording will be available by phone for 30 days. To hear the replay, call 1-877-344-7529 in the U.S. or call 1-412-317-0088 from international locations. The pass code for both is 10014132.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements concerning plans and objectives of management for future operations or economic performance or assumptions related thereto) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership's debt levels and restrictions in our credit facility, our exposure to the credit risk of our third-party customers, the Partnership's future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership's filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 7.8 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.6 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 1,289 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 280 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.2 million barrels of combined asphalt product and residual fuel oil storage located at 44 terminals in 22 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership's Web site at www.bkep.com.

Contact:

BKEP Investor Relations, (918) 237-4032

investor@bkep.com

or

BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900

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